Exhibit 99.1

[Avanir Pharmaceuticals LOGO]

AVANIR’S BOARD OF DIRECTORS APPROVES THE
IMPLEMENTATION OF A ONE-FOR-FOUR REVERSE STOCK SPLIT

San Diego, January 6, 2006 (AMEX: AVN) Avanir Pharmaceuticals announced today that its Board of Directors has approved the implementation of a one-for-four reverse split of the company’s common stock. The reverse split was previously approved by the company’s shareholders at the company’s annual shareholder meeting held on March 17, 2005. Avanir’s common stock will begin trading on a split-adjusted basis when the market opens on January 18, 2006.

“Avanir has twice sought and obtained shareholder authorization to implement a reverse stock split,” stated Eric Brandt Avanir President and Chief Executive Officer. “During the past year, Avanir has worked to transform itself from a research and development company into an integrated pharmaceutical company, with the prospects of product sales, assuming our drug candidate, Neurodex™ is approved by the FDA for marketing. Having reached the company’s current stage of development with our pending new drug application for Neurodex, and in preparation for the business events of 2006 (further advancement of the pipeline and potential launch of Neurodex), we decided to implement the reverse split at this time to reduce our total outstanding shares to a level believed to be more appropriate for a company Avanir‘s size.”

Avanir had 122.3 million shares of common stock issued and outstanding at the end of trading on January 5, 2006, the date the Board approved the reverse split. When the market opens on January 18, 2006, there will be approximately 30.6 million shares issued and outstanding, assuming that no warrants or options are exercised in the interim.

Avanir will not issue fractional shares of common stock in connection with the reverse split. Rather, shareholders will receive a cash payment equal to the value of the fractional shares that they otherwise would have received. Additional information about the reverse stock split is available in Avanir’s definitive proxy statement filed with the Securities and Exchange Commission on January 28, 2005.

The reverse split is intended to broaden Avanir’s investor base. Because some growth-orientated institutional investors have minimum price and float requirements for their investments, a higher stock price, while maintaining a float in excess of 30 million shares, may encourage greater levels of long-term institutional stock ownership. This potential increase in investor interest may improve the marketability of our common stock to a broader range of investors.

The reverse split impacts not only those shares that are currently outstanding, but also it affects all outstanding stock options, including those held by the directors, officers and employees of the Company. Additionally, the reverse split affects the total shares issuable in the future under the Company’s stock option plans and all outstanding warrants. Following the reverse split, the number of shares that may be acquired upon the exercise of outstanding stock options and warrants will be decreased to one-fourth the pre-split number and the exercise price under these options and warrants will increase to four times the pre-split price. Further, the size of the Company’s stock option plans will be reduced proportionately.

In light of Avanir’s decision to implement the reverse split at this time, the Company will remove from consideration at the 2006 annual meeting a proposed extension of the Board’s authority to implement a reverse split in the coming year.

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a new Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

####

Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements are forward-looking statements. Risks and uncertainties for Avanir Pharmaceuticals include risks associated with the reverse stock split, the regulatory approval of Neurodex and the successful commercialization of Neurodex, if approved by the FDA, as well as risks described in Avanir’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Risks relating to the reverse stock split are set forth in these filings and in the Company’s definitive proxy statement on Schedule 14A, filed with the SEC on January 28, 2005. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. Our RCT research program is in the early stages of development and competes with other research approaches and compounds under development by large pharmaceutical and biotechnology companies. Preclinical research findings are not always supportable by evidence obtained from clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside the influence and/or control of the Company. The company disclaims any intent or obligations to update these forward-looking statements.